Exhibit 15



R&B Falcon Corporation



     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475, 333-67755, 333-67757, 333-68101, 333-81179, 333-81181 and 333-81381
its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated July 23, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




/s/Arthur Andersen LLP
Arthur Andersen LLP

Houston, Texas
August 10, 1999